Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6000

NEWS RELEASE

INVESTOR RELATIONS CONTACTS:
Irene Oh	Adrienne Atkinson
Chief Risk Officer	Director of Investor Relations
T: (626) 768-6360	T: (626) 788-7536
E: irene.oh@eastwestbank.com	E: adrienne.atkinson@eastwestbank.com

EAST WEST BANCORP ANNOUNCES EXECUTIVE LEADERSHIP APPOINTMENTS

Pasadena, California – October 2, 2023 – East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, announced two key appointments to its executive leadership team effective today.

With the retirement of the Company’s current Chief Risk Officer (CRO), Irene Oh, previously East West’s Chief Financial Officer (CFO), will assume the role of Executive Vice President and CRO.

“I want to congratulate Irene on her planned succession as East West’s Chief Risk Officer,” said Dominic Ng, Chairman and Chief Executive Officer. “Her extensive knowledge of the bank will enable her to play a critical role in leading and expanding our enterprise risk management program,” Ng continued.

Oh remains a member of the Company’s executive leadership team reporting to Ng. She joined East West in 2004 and was the Company’s CFO for over 13 years.

Succeeding Oh is Christopher Del Moral-Niles, who joins East West as the Company’s next Executive Vice President and Chief Financial Officer. As CFO, Del Moral-Niles will also serve as a member of the Company’s executive leadership team reporting to Ng and will be based in Pasadena.

“Chris is a seasoned executive with diversified financial services leadership experience,” said Ng. “His record of achievement across finance functions and deep understanding of the banking industry will help us sustain our high performance.”

Del Moral-Niles brings 30 years’ experience in banking. Most recently, he served as the CFO for Associated Banc-Corp, a position he held for a decade. Prior to Associated, Chris served as the Corporate Treasurer for First American (FAF) and as President of First American Trust. Before that, he served as a Senior Vice President and Director of Liability Management for Union Bank. Earlier in his career, Chris worked as an investment banker at both Merrill Lynch and Lehman Brothers.

“These appointments further strengthen the breadth and depth of East West’s management team,” stated Ng. “Their leadership will be integral in advancing the Company’s risk management capabilities and growth strategy.”

About East West

East West provides financial services that help customers reach further and connect to new opportunities. East West Bancorp, Inc. is a public company (Nasdaq: “EWBC”) with total assets of $68.5 billion as of June 30, 2023. The Company’s wholly-owned subsidiary, East West Bank, is the largest independent bank headquartered in Southern California, and operates over 120 locations in the United States and Asia. The Bank’s markets in the United States include California, Georgia, Illinois, Massachusetts, Nevada, New York, Texas, and Washington. For more information on East West, visit www.eastwestbank.com.

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